UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 26, 2013

EXACT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-32179	02-0478229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

441 Charmany Drive

Madison, WI 53719

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code:  (608) 284-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 26, 2013, William Megan joined Exact Sciences Corporation (the “Company”) as Senior Vice President, Finance and Principal Financial Officer.  Mr. Megan assumed the role of Principal Financial Officer from Maneesh Arora, who stepped down as Chief Financial Officer upon Mr. Megan’s appointment.  Mr. Arora, who has fulfilled the roles of both Chief Financial Officer and Chief Operating Officer for the Company, will continue in his role as the Company’s Chief Operating Officer and will also continue to be significantly involved with investor relations matters.

Mr. Megan joins after his tenure at Telephone & Data Systems, Inc., (TDS) where he was most recently President of an IT infrastructure outsourcing subsidiary from 2009 to 2012.  From 2001 until 2011, Mr. Megan worked for a telecom subsidiary of TDS,  where he was first Controller and, in 2005, named Chief Financial Officer.  In this role, Mr. Megan was responsible for the financial functions, as well as business strategy, business development, investor relations, legal affairs and risk management.  Prior to TDS, Mr. Megan was a Director in the management consulting practice of PricewaterhouseCoopers, LLP, delivering financial and strategic solutions for enterprise and middle market clients across diverse industry segments.  Mr. Megan earned a bachelor’s degree in economics from the University of Wisconsin—Madison and an MBA from Cornell University.  Mr. Megan is a CFA charterholder.

Pursuant to his offer letter, Mr. Megan is entitled to receive a base salary of $240,000 and is eligible to earn up to 40% of his base salary in annual bonuses, with the exact amount of any such bonus to be determined by the Compensation Committee.  Pursuant to the offer letter, Mr. Megan will be granted 15,000 fully vested restricted stock units that will be settled on the one year anniversary of Mr. Megan’s appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT SCIENCES CORPORATION

Date: August 30, 2013	By:	/s/ Maneesh Arora
Maneesh Arora
Chief Operating Officer